Exhibit 99.1

DRAFT 10

Axiall Reports 4th Quarter and 2014 Results

ATLANTA — February 18, 2015 — Axiall Corporation (NYSE: AXLL) today announced financial results for the fourth quarter and year ended Dec. 31, 2014.

The company reported net sales of $4.6 billion for the full year 2014, compared to net sales of $4.7 billion reported for the full year 2013.  The company reported net income attributable to Axiall of $46.3 million, or $0.65 per diluted share, for 2014, compared to net income attributable to Axiall of $165.3 million, or $2.44 per diluted share, for 2013.  The company reported Adjusted Net Income of $93.4 million and Adjusted Earnings per Share of $1.32 for 2014, compared to Adjusted Net Income of $266.1 million and Adjusted Earnings per Share of $3.93 for 2013. The company reported Adjusted EBITDA of $436.3 million for 2014, compared to Adjusted EBITDA of $672.0 million for the prior year.

“Our results were heavily impacted by the lower ECU values in the industry after the significant capacity additions in late 2013 and early 2014.  Additionally, we experienced cost increases in ethylene and natural gas, as well as unfavorable impacts due to the unplanned outage at our PHH VCM facility,” said Paul Carrico, president and chief executive officer.  “We believe energy and ethylene costs are moving in our favor.  For 2015, we expect to operate at the improved levels experienced in the second half of 2014.  North American chlor-alkali production continues to enjoy a cost-advantaged position over other regions, even after the decline of oil prices in the second half of 2014. We believe ECU values will be driven by global demand growth and we are well positioned to benefit from these constructive industry dynamics.”

Axiall reported net sales of $1.1 billion for both the fourth quarters of 2014 and 2013.  The company reported net loss attributable to Axiall of $13.8 million, or $0.20 loss per diluted share, for the fourth quarter of 2014, compared to net income attributable to Axiall of $57.0 million, or $0.81 per diluted share, for the fourth quarter of 2013.  The company reported Adjusted Net Income of $13.6 million and Adjusted Earnings per Share of $0.19 for the fourth quarter of 2014, compared to Adjusted Net Income of $62.3 million, and Adjusted Earnings per Share of $0.88, for the fourth quarter of 2013.  The company reported Adjusted EBITDA of $101.4 million for the fourth quarter of 2014, compared to Adjusted EBITDA of $165.7 million for the same quarter in the prior year. Fourth quarter 2014 Adjusted EBITDA includes a $20.9 million negative impact from inventory holding losses and lower of cost or market adjustments in Aromatics, partially offset by a $17.7 million insurance recovery for claims related to our unplanned outage at our PHH facility in the first half of the year.

Adjusted Net Income Reconciliation

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2014	2013	2014	2013
Net income (loss) attributable to Axiall	$(13.8)	$57.0	$46.3	$165.3
Pretax charges (benefits):
Fair value of inventory – acquisition accounting	—	—	—	13.4
Merger-related and other, net	11.7	(3.1)	30.2	21.2
Costs to attain Merger-related synergies	12.3	6.5	20.2	24.8
Long-lived asset impairment charges, net	16.6	7.5	17.6	36.0
Gain on acquisition of controlling interests	—	(2.4)	—	(25.9)
Loss on redemption and other debt costs	—	—	—	78.5
Total pretax charges	40.6	8.5	68.0	148.0
Provision for taxes related to these items	13.2	3.2	20.9	47.2
After tax effect of above items	27.4	5.3	47.1	100.8
Adjusted Net Income	$13.6	$62.3	$93.4	$266.1

Diluted earnings (loss) per share attributable to Axiall	$(0.20)	$0.81	$0.65	$2.44

Adjusted Earnings Per Share	$0.19	$0.88	$1.32	$3.93

Adjusted EBITDA	$101.4	$165.7	$436.3	$672.0

Chlorovinyls

In the Chlorovinyls segment, fourth quarter 2014 net sales were $700.7 million compared to $751.0 million during the fourth quarter of 2013. The decrease in net sales was primarily due to lower sales prices and volumes for caustic soda and chlorine, partially offset by higher vinyl resin sales prices. The segment posted Adjusted EBITDA of $131.8 million in the fourth quarter of 2014, compared to Adjusted EBITDA of $161.3 million for the same quarter in the prior year.  The $29.5 million decrease in Adjusted EBITDA was primarily due to lower sales prices and volumes for caustic soda and chlorine, and higher natural gas costs, partially offset by insurance recoveries for claims related to our unplanned outage at our PHH VCM facility and lower ethylene costs.

Building Products

In the Building Products segment, net sales were $202.3 million for the fourth quarter of 2014, compared to $189.9 million for the same quarter in the prior year.  On a constant currency basis, net sales for the quarter increased by 10 percent.  The net sales increase was driven by a 15 percent increase in U.S. sales volume, and a 5 percent increase in sales volume in Canada.  The segment’s Adjusted EBITDA was $9.0 million for the fourth quarter of 2014, compared to $13.9 million of Adjusted EBITDA during the same quarter of the prior year.  The $4.9 million decrease was due to unfavorable currency impacts and higher selling general and administrative costs, partially offset by higher volumes.

Aromatics

In the Aromatics segment, net sales decreased to $165.7 million for the fourth quarter of 2014 from $193.6 million for the fourth quarter of 2013.  During the fourth quarter of 2014, the segment recorded Adjusted EBITDA of negative $18.9 million, compared to Adjusted EBITDA of $6.9 million during the same quarter in 2013.  The decreases in sales and Adjusted EBITDA were primarily due to lower sales volumes and a $20.9 million inventory holding loss and lower of cost or market adjustment driven by rapidly declining benzene and propylene prices during the quarter.

Conference Call

The company will discuss fourth-quarter financial results and business developments via conference call and webcast on Thursday, Feb. 19, at 10:00 a.m. Eastern time.  To access the company’s fourth-quarter conference call, please dial (877) 820-5027 (domestic) or (706) 645-4014 (international).  Playbacks will be available from 11:00 a.m. Eastern time on Thursday, Feb. 19, until 11:59 p.m. Eastern time on Thursday,

March 18.  Playback numbers are 855-859-2056 or 800-585-8367.  The conference call ID number is 82069458.

About Axiall

Axiall Corporation is a leading integrated chemicals and building products company.  Axiall, headquartered in Atlanta, has manufacturing facilities located throughout North America and in Asia to provide industry-leading materials and services to customers.  For more information, visit www.axiall.com.

Cautionary Statements About Forward-Looking Information

This press release contains certain statements relating to future events and our intentions, beliefs, expectations, and predictions for the future. Any such statements other than statements of historical fact are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Words or phrases such as “anticipate,” “believe,” “plan,” “estimate,” “project,” “may,” “will,” “intend,” “target,” “expect,” “would” or “could” (including the negative variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These statements relate to, among other things: prices for our products, including those related to ECU values; our operating rates; our maintenance costs; our raw materials and energy costs; domestic and global demand for our products; the cost advantage of being a North American producer; foreign currency exchange rates; expected growth of our businesses and products; our results of operations; our financial and operational performance, our business prospects and opportunities and other statements of expectations concerning matters that are not historical facts. These statements are based on the current expectations of our management. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements included in this press release. These risks and uncertainties include, among other things: changes, seasonality and/or cyclicality in the industries in which our products are sold and changes in demand for our products or increases in overall industry capacity that could affect production volumes and/or pricing; the costs and operating restrictions associated with compliance with current and future environmental, health and safety laws and regulations; the availability and pricing of energy and raw materials;  risks, hazards and potential liabilities associated with manufacturing and transporting chemicals and building products; changes in the general economy, including the impacts of the current, and any potential future, economic uncertainties in the housing and construction markets; fluctuations in foreign currency exchange and interest rates; our level of indebtedness and debt service obligations and ability to continue to comply with the covenants in our asset-based and term loan credit agreements and the indentures governing our 4.875 percent senior notes due 2023 and 4.625 percent senior notes due 2021; our reliance on a limited number of suppliers for specified feedstock and services; our reliance on third-party transportation; risks, costs, liabilities, pension and post-retirement welfare benefit obligations, competition within our industry; complications resulting from our multiple enterprise resource planning (“ERP”) systems and the implementation of our new ERP systems, including an integrated SAP system implementation we are undertaking; strikes and work stoppages relating to the workforce under collective bargaining agreements; any impairment of goodwill, indefinite-lived intangible assets or other intangible assets; the failure to realize the benefits of, and/or disruptions resulting from, any asset dispositions, asset acquisitions, joint ventures, business combinations or other transactions we may undertake; shared control of our joint ventures with unaffiliated third parties, including the ability of such joint venture partners to fulfill their obligations; and the failure to adequately protect our data and technology systems.  In light of these risks, uncertainties, assumptions, and factors, the forward-looking events discussed in this press release may not occur. Other unknown or unpredictable factors could also have a material adverse effect on Axiall’s actual future results, performance, or achievements. For a further discussion of these and other risks and uncertainties applicable to Axiall and its business, see Axiall’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and subsequent filings with the SEC. As a result of the foregoing, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Axiall does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events, or changes in its expectations, except as required by law.

CONTACTS:
Investor Relations	Media
Martin Jarosick	Chip Swearngan
770-395-4524	678-507-0554

AXIALL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,
(In millions, except share data)	2014	2013
Assets:
Cash and cash equivalents	$166.8	$166.5
Receivables, net of allowance for doubtful accounts of $5.6 million and $5.5 million at December 31, 2014 and 2013, respectively.	467.0	548.8
Inventories	353.7	403.6
Prepaid expenses and other	89.6	31.6
Deferred income taxes	28.0	18.0
Total current assets	1,105.1	1,168.5
Property, plant and equipment, net	1,665.7	1,658.7
Goodwill	1,741.0	1,763.2
Customer relationships, net	1,024.5	1,101.8
Other intangible assets, net	68.1	72.9
Other assets, net	69.9	112.1
Total assets	$5,674.3	$5,877.2
Liabilities and Equity:
Current portion of long-term debt	$2.8	$2.8
Accounts payable	295.6	313.7
Interest payable	15.3	15.4
Income taxes payable	3.1	17.1
Accrued compensation	33.6	61.5
Other accrued liabilities	133.7	132.6
Total current liabilities	484.1	543.1
Long-term debt, excluding the current portion of long-term debt	1,327.8	1,330.0
Lease financing obligation	94.2	104.7
Deferred income taxes	767.5	865.5
Pensions and other postretirement benefits	250.5	129.8
Other non-current liabilities	161.2	175.8
Total liabilities	3,085.3	3,148.9

Commitments and contingencies

Equity:
Preferred stock—$0.01 par value; 75,000,000 shares authorized; no shares issued	—	—
Common stock—$0.01 par value; shares authorized: 200,000,000 at December 31, 2014 and 2013; issued and outstanding: 70,196,116 and 69,890,666 at December 31, 2014 and 2013, respectively.	0.7	0.7
Additional paid-in capital	2,284.3	2,272.6
Retained earnings	269.8	269.3
Accumulated other comprehensive income (loss), net of tax	(73.7)	66.3
Total Axiall stockholders’ equity	2,481.1	2,608.9
Noncontrolling interest	107.9	119.4
Total equity	2,589.0	2,728.3
Total liabilities and equity	$5,674.3	$5,877.2

AXIALL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2014	2013	2014	2013
Net sales	$1,068.7	$1,134.5	$4,568.7	$4,666.0
Operating costs and expenses:
Cost of sales	957.5	948.7	4,068.1	3,924.5
Selling, general and administrative expenses	78.1	79.4	310.5	299.1
Transaction-related costs and other, net	14.6	2.0	38.4	35.6
Long-lived asset impairment charges, net	16.6	7.5	17.6	36.0
Total operating costs and expenses	1,066.8	1,037.6	4,434.6	4,295.2
Operating income	1.9	96.9	134.1	370.8
Interest expense	(19.0)	(19.4)	(76.5)	(77.6)
Loss on redemption and other debt costs	—	—	—	(78.5)
Gain on acquisition of controlling interest	—	2.4	—	25.9
Foreign exchange loss	(0.4)	—	(0.6)	—
Interest income	0.1	0.2	0.7	1.0
Income (loss) before income taxes	(17.4)	80.1	57.7	241.6
Provision for (benefit from) income taxes	(5.0)	22.3	7.5	73.6
Consolidated net income (loss)	(12.4)	57.8	50.2	168.0
Less net income attributable to noncontrolling interest	1.4	0.8	3.9	2.7
Net income (loss) attributable to Axiall	$(13.8)	$57.0	$46.3	$165.3

Earnings (loss) per share attributable to Axiall:
Basic	$(0.20)	$0.81	$0.66	$2.46
Diluted	$(0.20)	$0.81	$0.65	$2.44

Weighted average common shares outstanding:
Basic	70.2	70.0	70.1	67.3
Diluted	70.8	70.5	70.6	67.8

Dividends per common share	$0.16	$0.16	$0.64	$0.48

AXIALL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2014	2013	2014	2013
Cash flows from operating activities:
Consolidated net income (loss)	$(12.4)	$57.8	$50.2	$168.0
Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Depreciation	43.3	40.2	171.7	148.3
Amortization	18.7	20.7	74.8	69.7
Deferred income taxes	18.7	(45.3)	(16.9)	(55.3)
Loss on redemption and other debt costs	—	—	—	78.5
Gain on acquisition of controlling interest	—	(2.4)	—	(25.9)
Long-lived asset impairment charges, net	16.6	7.6	17.6	36.0
Other non-cash items	13.6	(4.3)	13.0	5.1
Change in operating assets and liabilities, and other (excluding effects of acquisition)	31.1	95.4	(19.3)	(98.7)
Net cash provided by operating activities	129.6	169.7	291.1	325.7
Cash flows from investing activities:
Capital expenditures	(63.1)	(87.6)	(210.5)	(196.1)
Proceeds sale of assets and other	2.8	0.3	8.1	11.4
Acquisitions, net of cash acquired	—	18.4	(6.1)	45.1
Net cash used in investing activities	(60.3)	(68.9)	(208.5)	(139.6)
Cash flows from financing activities:
Borrowings on ABL revolver	—	—	148.9	402.5
Repayments on ABL revolver	—	—	(148.9)	(402.5)
Issuance of long-term debt	—	—	—	450.0
Long-term debt payments	(0.9)	(0.7)	(3.5)	(531.8)
Make-whole and other fees paid related to financing activities	(1.6)	(0.1)	(2.2)	(98.1)
Lease financing obligation payment	—	—	(2.3)	—
Deferred acquisition payments	—	—	(10.0)	—
Dividends paid	(11.2)	(11.0)	(45.0)	(22.2)
Distribution to noncontrolling interest	—	—	(7.7)	(13.3)
Excess tax benefits from share-based payment arrangements	—	0.1	2.3	0.9
Stock compensation plan activity	0.1	(0.2)	(6.9)	(1.7)
Net cash used in financing activities	(13.6)	(11.9)	(75.3)	(216.2)
Effect of exchange rate changes on cash and cash equivalents	(2.6)	(2.3)	(7.0)	(3.7)
Net change in cash and cash equivalents	53.1	86.6	0.3	(33.8)
Cash and cash equivalents at beginning of period	113.7	79.9	166.5	200.3
Cash and cash equivalents at end of period	$166.8	$166.5	$166.8	$166.5

AXIALL CORPORATION AND SUBSIDIARIES

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2014	2013	2014	2013
Sales
Chlorovinyls products	$700.7	$751.0	$2,930.2	$2,917.3
Building products	202.3	189.9	878.6	849.9
Aromatics products	165.7	193.6	759.9	898.8
Net sales	$1,068.7	$1,134.5	$4,568.7	$4,666.0
Operating income (loss)
Chlorovinyls products	$54.5	$123.9	$213.9	$434.9
Building products	(1.6)	3.8	25.8	3.0
Aromatics products	(19.8)	6.6	(20.7)	29.1
Unallocated corporate	(31.2)	(37.4)	(84.9)	(96.2)
Total operating income	$1.9	$96.9	$134.1	$370.8

Reconciliation of Non-GAAP Financial Measures

Axiall has supplemented its financial statements prepared in accordance with GAAP with four non-GAAP financial measures: (i) Adjusted Net Income; (ii) Adjusted Earnings Per Share; (iii) Adjusted EBITDA, and (iv) building products net sales on a constant currency basis.

Adjusted Net Income is defined as Net income attributable to Axiall excluding adjustments for tax effected cash and non-cash restructuring charges and certain other charges, if any, related to financial restructuring and business improvement initiatives, gains or losses on redemption and other debt costs, and sales of certain assets, certain purchase accounting and certain non-income tax reserve adjustments, professional fees related to our merger with the chemicals business of PPG Industries in January 2013 (the “Merger”), costs to attain Merger-related synergies, goodwill, intangible assets, other long-lived asset impairments, certain pension plan amendment curtailment gains and settlement losses and interest expense related to the lease financing transaction discussed in the 2013 Form 10-K.

Adjusted Earnings Per Share is calculated using Adjusted Net Income rather than consolidated net income calculated in accordance with GAAP.

Adjusted EBITDA is defined as Earnings Before Interest, Taxes, Depreciation and Amortization, cash and non-cash restructuring charges and certain other charges, if any, related to financial restructuring and business improvement initiatives, gains or losses on redemption and other debt costs, and sales of certain assets, certain purchase accounting and certain non-income tax reserve adjustments, professional fees related to the Merger, costs to attain Merger-related synergies, goodwill, intangible assets, other long-lived asset impairments, certain pension plan amendment curtailment gains and settlement losses and interest expense related to the lease financing transaction discussed in the 2013 Form 10-K.

Axiall has supplemented the financial statements with Adjusted Net Income and Adjusted Earnings Per Share because investors commonly use financial measures such as Adjusted Net Income and Adjusted Earnings Per Share as a component of performance and valuation analysis for companies, such as Axiall, that recently have engaged in transactions that result in non-recurring pre-tax charges or benefits that have a significant impact on the calculation of consolidated net income pursuant to GAAP, in order to approximate the amount of net income that such a company would have achieved absent those non-recurring, transaction-related charges or benefits. In addition, Axiall has supplemented the financial statements with Adjusted Net Income and Adjusted Earnings Per Share because we believe these financial measures will be helpful to investors in approximating what our net income would have been absent the impact of certain non-recurring, pre-tax charges and benefits related to the Merger, the company’s issuance of its 4.875 Notes and a tender offer for, and related redemption of its 9 percent notes. We have supplemented the financial statements with Adjusted EBITDA because investors commonly use Adjusted EBITDA as a main component of valuation analysis of cyclical companies such as Axiall.

In addition, we may compare certain financial information, including building products net sales, on a constant currency basis. We present such sales information to provide a framework for investors to assess how our underlying businesses performed, excluding the effect of foreign currency rate fluctuations, primarily fluctuations in the Canadian dollar.  To present this information, current and comparative prior period financial information for certain businesses reporting in currencies other than United States dollars are converted into United States dollars at the average exchange rate in effect during the period, rather than the average exchange rates in effect during the respective periods.

Adjusted Earnings Per Share, Adjusted Net Income, Adjusted EBITDA, and building products net sales on a constant currency basis are not measurements of financial performance under GAAP and should not be considered as an alternative to net income, GAAP diluted earnings per share or net sales, as a measure of performance or to cash provided by operating activities as a measure of liquidity. In addition, our calculation of Adjusted Net Income, Adjusted Earnings Per Share and Adjusted EBITDA and building products net sales on a constant currency basis, may be different from the calculation used by other companies and, therefore, comparability may be limited. Reconciliations of these non-GAAP financial measures to the most comparable GAAP measures are presented in the tables set forth below.

Adjusted Earnings Per Share Reconciliation

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Diluted earnings (loss) per share attributable to Axiall	$(0.20)	$0.81	$0.65	$2.44
Earnings per share related to adjustments between net income attributable to Axiall and Adjusted Net Income	0.39	0.07	0.67	1.49
Adjusted Earnings Per Share	$0.19	$0.88	$1.32	$3.93

Building Products Constant Currency Sales Reconciliation

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2014	2013	2014	2013
Building products net sales	$202.3	$189.9	$878.6	$849.9
Impact of currency exchange rates	7.3	—	26.6	—
Building products constant currency sales	$209.6	$189.9	$905.2	$849.9

Adjusted EBITDA Reconciliations

Three Months Ended December 31, 2014

(In millions)	Chlorovinyls	Building Products	Aromatics	Unallocated Corporate & Non-operating expenses, net	Total

Adjusted EBITDA	$131.8	$9.0	$(18.9)	$(20.5)	$101.4
Costs to attain Merger-related synergies	(9.6)	—	(0.2)	(2.5)	(12.3)
Long-lived asset impairment charges, net	(16.6)	—	—	—	(16.6)
Depreciation and amortization	(50.5)	(8.3)	(0.6)	(2.6)	(62.0)
Interest expense, net	—	—	—	(18.9)	(18.9)
Benefit from income taxes	—	—	—	5.0	5.0
Other	(1.1)	(2.4)	—	(5.5)	(9.0	)(1)
Consolidated net income (loss)(2)	$54.0	$(1.7)	$(19.7)	$(45.0)	$(12.4)

(1)         Includes $11.7 million Merger-related and other, net, partially offset by $1.6 million of lease financing obligations interest and $1.3 million for debt issuance cost amortization.

(2)         Earnings of our segments exclude interest income and expense, unallocated corporate expenses and general plant services, and provision for income taxes.

Three Months Ended December 31, 2013

(In millions)	Chlorovinyls		Building Products	Aromatics	Unallocated Corporate & Non- operating expenses, net	Total

Adjusted EBITDA	$161.3		$13.9	$6.9	$(16.4)	$165.7
Costs to attain Merger-related synergies	(2.2	)(1)	—	—	(4.3)	(6.5)
Long-lived asset impairment charges, net	—		—	—	(7.5)	(7.5)
Depreciation and amortization	(49.5)		(9.3)	(0.3)	(1.8)	(60.9)
Interest expense, net	—		—	—	(19.2)	(19.2)
Gain on acquisition of controlling interest	2.4		—	—	—	2.4
Provision for income taxes	—		—	—	(22.3)	(22.3)
Other	14.4		(0.6)	—	(7.7)	6.1 (2)
Consolidated net income (3)	$126.4		$4.0	$6.6	$(79.2)	$57.8

(1)         Includes $1.3 million of plant reliability improvement initiatives that are included in cost of sales on our condensed consolidated statements of operations.

(2)         Includes $3.1 million Merger-related and other, partially offset by $1.7 million of lease financing obligations interest and $1.3 million for debt issuance cost amortization.

(3)         Earnings of our segments exclude interest income and expense, unallocated corporate expenses and general plant services, and provision for income taxes.

Year Ended December 31, 2014

(In millions)	Chlorovinyls		Building Products	Aromatics	Unallocated Corporate & Non- operating expenses, net	Total

Adjusted EBITDA	$448.1		$67.7	$(18.5)	$(61.0)	$436.3
Costs to attain Merger-related synergies	(13.5	)(1)	—	(0.2)	(6.5)	(20.2)
Long-lived asset impairment charges, net	(16.6)		(1.0)	—	—	(17.6)
Depreciation and amortization	(200.3)		(34.5)	(2.0)	(9.7)	(246.5)
Interest expense, net	—		—	—	(75.8)	(75.8)
Provision for income taxes	—		—	—	(7.5)	(7.5)
Other	(4.5)		(6.3)	—	(7.7)	(18.5	)(2)
Consolidated net income (loss)(3)	$213.2		$25.9	$(20.7)	$(168.2)	$50.2

(1)         Includes $11.7 million of plant reliability improvement initiatives that are included in cost of sales on our consolidated statements of operations.

(2)         Includes $30.2 million of Merger-related and other, net, partially offset by $6.5 million of lease financing obligations interest and $5.2 million for debt issuance cost amortization.

(3)         Earnings of our segments exclude interest income and expense, unallocated corporate expenses and general plant services, and provision for income taxes.

Year Ended December 31, 2013

(In millions)	Chlorovinyls		Building Products	Aromatics	Unallocated Corporate & Non- operating expenses, net	Total

Adjusted EBITDA	$624.5		$70.7	$30.3	$(53.5)	$672.0
Costs to attain Merger-related synergies	(13.8	)(1)	—	—	(11.0)	(24.8)
Long-lived asset impairment charges, net	—		(28.5)	—	(7.5)	(36.0)
Depreciation and amortization	(174.2)		(35.7)	(1.2)	(6.9)	(218.0)
Interest expense, net	—		—	—	(76.6)	(76.6)
Loss on redemption and other debt cost, net	—		—	—	(78.5)	(78.5)
Gain on acquisition of controlling interest	25.9		—	—	—	25.9
Provision for income taxes	—		—	—	(73.6)	(73.6)
Other	(1.1)		(3.3)	—	(18.0)	(22.4	)(2)
Consolidated net income(3)	$461.3		$3.2	$29.1	$(325.6)	$168.0

(1)         Includes $10.3 million of plant reliability improvement initiatives that are included in cost of sales on our condensed consolidated statements of operations.

(2)         Includes $21.2 million of Merger-related and other, net, and $13.4 million of inventory fair value purchase accounting adjustment, partially offset by $7.1 million of lease financing obligations interest and $5.1 million for debt issuance cost amortization expense.

(3)         Earnings of our segments exclude interest income and expense, unallocated corporate expenses and general plant services, and provision for income taxes.